Exhibit 10.12

First South Bancorp, Inc.

Short-term Cash Incentive Plan.

A group of officers selected by the Compensation Committee is eligible for an annual cash bonus award under First South Bancorp, Inc.’s short-term cash incentive plan. Including Messrs. Slider and Shuler, there currently are fifteen officers eligible for awards. If an officer’s performance goals are achieved for a specific year, the officer’s cash bonus is an amount ranging up to a fixed percentage of the officer’s salary for that year, payable shortly after the end of the year. Established annually by the Compensation Committee in Mr. Slider’s case and by Mr. Slider in the case of all other officers, the performance goals of each officer are based upon that officer’s job function and responsibilities. The performance goals are therefore not necessarily the same for each of the fifteen officers. Mr. Slider’s performance goals are entirely objective criteria. The performance goals of thirteen other officers are almost exclusively objective criteria, with a subjective performance evaluation making a small contribution to the overall bonus calculation. One of the fifteen officers’ bonus amounts is determined primarily by subjective assessment of performance, with objective factors also making a contribution to the overall bonus calculation. The fixed percentage of salary representing an officer’s maximum potential bonus is also not necessarily the same for each of the fifteen officers, ranging from 12% of salary for two of the seven officers to 35% of salary in the case of Mr. Slider and 25% in the case of Mr. Shuler.

Individual performance goals are weighted (0% - 100%) based on their relative importance in regards to achieving the Bank’s desired performance for a given year. Thus, a goal with a weighting of 50% would yield a maximum cash bonus equal to 17.5% (50% of 35%) of base salary if the award category were 35% of base salary. Thresholds and maximums are established for each individual performance goal. The percent award for the individual performance goal begins once the threshold has been surpassed, and reaches its maximum when the stated goal has been fully achieved. Thus, a goal that has been 50% achieved over the threshold for an individual goal with a weighting of 50% would yield 8.75% (50% of 17.5%) of base salary if the category were 35% of base salary.

To compute the final cash award, a score is computed for each individual performance goal and the sum of the individual score equals the award as a percent of base salary. Thus, if an individual on a 35% plan had two performance goals each would be weighted 50% of the 35%, or 17.5%. If the first goal was 75% achieved above the threshold, and the second goal was achieved 50% above threshold the individual scores for the first and second categories would be 13.125% and 8.75%, respectively. These two individual scores would be combined for a total score of 21.875%. This score would be applied to the base salary to compute the cash bonus for the bonus period.

Schedule A

First South Bancorp, Inc.

Short-Term Cash Incentive Plan

Category 1: President and Chief Executive Officer – Maximum Bonus 35% of Salary

weight	performance goal (2)	weighted maximum bonus as a percent of salary (3)	weighted maximum bonus as a percent of salary multiplied by percentage achievement of each performance goal (rounded to the nearest thousandth) (1)
			0%	25%	50%	75%	100%

50.00%	net profit after taxes	17.500%	0.00%	4.375%	8.750%	13.125%	17.500%

12.50%	CAMELS rating (4)	4.375%	0.00%	1.094%	2.188%	3.281%	4.375%

12.50%	allowance for loan and lease losses as a percentage of total loans	4.375%	0.00%	1.094%	2.188%	3.281%	4.375%

12.50%	earnings per share (adjusted for stock dividends and splits)	4.375%	0.00%	1.094%	2.188%	3.281%	4.375%

12.50%	efficiency ratio (5)	4.375%	0.00%	1.094%	2.188%	3.281%	4.375%

	bonus as a percent of salary		0.00%	8.750%	17.500%	26.250%	35.000%

Category 2: Chief Financial Officer – Maximum Bonus 25% of Salary

weight	performance goal (2)	weighted maximum bonus as a percent of salary (3)	weighted maximum bonus as a percent of salary multiplied by percentage achievement of each performance goal (rounded to the nearest thousandth) (1)
			0%	25%	50%	75%	100%

50.00%	net profit after taxes	12.500%	0.00%	3.125%	6.250%	9.375%	12.500%

12.50%	CAMELS rating (4)	3.125%	0.00%	0.781%	1.563%	2.344%	3.125%

12.50%	allowance for loan and lease losses as a percentage of total loans	3.125%	0.00%	0.781%	1.563%	2.344%	3.125%

12.50%	earnings per share (adjusted for stock dividends and splits)	3.125%	0.00%	0.781%	1.563%	2.344%	3.125%

12.50%	efficiency ratio (5)	3.125%	0.00%	0.781%	1.563%	2.344%	3.125%

	bonus as a percent of salary		0.00%	6.250%	12.500%	18.750%	25.000%

Category 3: [other/lending officer] – Maximum Bonus 25% of Salary [Larry O. Harper]

weight	performance goal (2)	weighted maximum bonus as a percent of salary (3)	weighted maximum bonus as a percent of salary multiplied by percentage achievement of each performance goal (rounded to the nearest thousandth) (1)
			0%	25%	50%	75%	100%

20.00%	net profit after taxes	5.000%	0.00%	1.250%	2.500%	3.750%	5.000%

15.00%	net loan growth	3.750%	0.00%	0.938%	1.875%	2.813%	3.750%

10.00%	fee income, excluding late charges	2.500%	0.00%	0.625%	1.250%	1.875%	2.500%

15.00%	annual performance review	3.750%	0.00%	0.938%	1.875%	2.813%	3.750%

10.00%	CAMELS rating (4)	2.500%	0.00%	0.625%	1.250%	1.875%	2.500%

10.00%	past due loans as a percentage of total loans	2.500%	0.00%	0.625%	1.250%	1.875%	2.500%

10.00%	loan charge-offs as a percent of total loans	2.500%	0.00%	0.625%	1.250%	1.875%	2.500%

10.00%	non-accrual other real estate owned	2.500%	0.00%	0.625%	1.250%	1.875%	2.500%

	bonus as a percent of salary		0.00%	6.250%	12.500%	18.750%	25.000%

Category 4: [other] – Maximum Bonus 25% of Salary [W.C. Lyerly III]

weight	performance goal (2)	weighted maximum bonus as a percent of salary (3)	weighted maximum bonus as a percent of salary multiplied by percentage achievement of each performance goal (rounded to the nearest thousandth) (1)
			0%	25%	50%	75%	100%

20.00%	net profit after taxes	5.000%	0.00%	1.250%	2.500%	3.750%	5.000%

20.00%	net loan growth	5.000%	0.00%	1.250%	2.500%	3.750%	5.000%

15.00%	fee income, excluding late charges	3.750%	0.00%	0.938%	1.875%	2.813%	3.750%

15.00%	annual performance review	3.750%	0.00%	0.938%	1.875%	2.813%	3.750%

0.00%	CAMELS rating (4)	0.000%	0.00%	0.000%	0.000%	0.000%	0.000%

5.00%	past due loans as a percentage of total loans	1.250%	0.00%	0.313%	0.625%	0.938%	1.250%

5.00%	loan charge-offs as a percent of total loans	1.250%	0.00%	0.313%	0.625%	0.938%	1.250%

5.00%	non-accrual other real estate owned	1.250%	0.00%	0.313%	0.625%	0.938%	1.250%

7.50%	efficiency ratio (5)	1.875%	0.00%	0.469%	0.938%	1.406%	1.875%

7.50%	deposits	1.875%	0.00%	0.469%	0.938%	1.406%	1.875%

	bonus as a percent of salary		0.00%	6.250%	12.500%	18.750%	25.000%

[Category 5: [other] – Maximum Bonus 15% of Salary

same as category 4 except for percent of salary and weight

Category 6: [other] – Maximum Bonus 12% of Salary

same as category 4 except for percent of salary and weight]

(1)	the bonus is determined separately for each performance goal, meaning the percentage achievement of each performance goal is determined separately from the percentage achievement of the other performance goals. For that reason the final bonus as a percentage of salary may be any number from 0% to the maximum percentage of salary for which a bonus may be awarded
(2)	the precise dollar amounts, percentages, or CAMELS rating goal are determined annually by the Compensation Committee
(3)	salary means the Participant’s annual salary exclusive of any bonuses, incentive pay, special awards, or stock options
(4)	safety and soundness examination rating under the Uniform Financial Institutions Rating System: Capital, Assets, Management, Earnings, Liquidity, and Sensitivity to Market Risk, or CAMELS
(5)	non-interest expense divided by the sum of (x) non-interest income and (y) net interest income before the provision for loan losses

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